Exhibit 10.36

Exact Sciences Corporation

Non-Employee Director Compensation Policy

The purpose of this Director Compensation Policy of Exact Sciences Corporation, a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high caliber directors who are not employees or officers of the Company or its subsidiaries.

In furtherance of the purpose stated above, all non-employee directors shall be paid compensation for services provided to the Company as set forth below:

A.            Initial Compensation

Upon his or her initial election to the board, a new director shall receive stock options having a value equal to $50,000.  Such options shall vest annually over three years (1/3 on the first anniversary of the grant, 1/3 on the second anniversary of the grant and 1/3 on the third anniversary of the grant).  If a director ceases to serve as a director before such stock options are fully vested due to death, or if there is a Change in Control prior to such vesting, then such options shall become fully vested as of the date of such death or Change in Control, as applicable.

B.            Annual Compensation

1.             Annual Cash Compensation

a.             On the date of each annual meeting of the Company’s stockholders, each non-employee director who is continuing as a director following such annual meeting shall be paid an annual cash retainer as follows:

Board Member Compensation

Annual retainer for each director:	$25,000
Board chair additional retainer:	$12,500

Committee Member Compensation

Committee chair compensation

•	Audit	$15,000
•	Compensation	$10,000
•	Nominating & Governance	$10,000
•	Innovation & Technology	$10,000

Committee member (other than committee chair) compensation

•	Audit	$7,000
•	Compensation	$5,000
•	Nominating & Governance	$5,000
•	Innovation & Technology	$5,000

b.             In lieu of cash, a director may elect to receive restricted stock having an equivalent dollar value based on the closing sale price of the Company’s common stock on the date of grant.  To be effective, notice of such election must be delivered to the Company’s Chief Financial Officer in writing or electronically prior to the annual meeting at which such election shall first take effect, and such election shall be irrevocable and remain in effect until the later of (i) the second annual meeting following the date of delivery of such notice, or (ii) written or electronic notice from the director to the Chief Financial Officer terminating such election.

2.             Annual Equity Compensation

a.             On the date of each annual meeting of the Company’s stockholders, each non-employee director who is continuing as a director following the date of such annual meeting shall be granted an annual equity-based award having a value of $40,000.  The award shall be divided as follows:

i.              50% of the award ($20,000 in value) shall be stock options.

ii.             50% of the award ($20,000 in value) shall be either restricted stock or deferred stock units, based on the closing sale price of the Company’s common stock on the date of grant.  A director shall elect whether such award is restricted stock or deferred stock units by delivering written or electronic notice of such election to the Chief Financial Officer prior to January 1 of the calendar year in which such award will be made (or the date of the annual meeting with respect to the first award made to a director under this Policy if it is not possible for the director to make his or her election prior to January 1 of the calendar year in which such award will be made); provided, however, that if the Chief Financial Officer receives no such election, such grant shall be made in restricted stock.

b.             On the date of each annual meeting of the Company’s stockholders, the board chair, provided such individual will continue as board chair following the date of the annual meeting, shall be granted an additional annual award having a value equal to $12,500 based on the closing sale price of the Company’s common stock on the date of grant.  The chair may elect to receive such award in either restricted stock or deferred stock units by delivering written or electronic notice of such election to the Chief Financial Officer prior to January 1 of the calendar year in which such award will be made (or the date of the annual meeting with respect to the first award made to the chair under this Policy if it is not possible for the chair to make his or her election prior to January 1 of the calendar year in which such award will be made); provided, however, that if the Chief Financial Officer receives no such election, such grant shall be made in restricted stock.

c.             Grants of annual equity compensation described in Section 2 of this Policy shall not become vested until the first anniversary of the grant date (or, if earlier, the date of the next annual meeting of the Company’s stockholders (the “Annual Award Vesting Date”).  If a director ceases to serve as a director before the Annual Award Vesting Date due to the director’s death, or if there is a Change in Control prior to the Annual Award Vesting Date, then the shares shall become fully vested as of the date of such death or Change in Control, as applicable.  If a director ceases to serve as a director at any time for any reason other than death before the earlier of the Annual Award Vesting Date or a Change in Control, then the annual equity grant shall become vested pro rata (based on the number of days between the grant date and the date of cessation of services divided by (x) 365 days for awards made at an annual stockholders meeting or (y) the number of days from the date of commencement of services until the next annual stockholders meeting for an award made other than at an annual stockholders meeting), and to the extent the shares are not thereby vested they shall be forfeited as of the date of such cessation of services.  These vesting rules will apply whether an award is payable in shares or deferred stock units.

3.             Partial Year Compensation

If a director is elected or appointed to the board other than on the date of an annual meeting of stockholders, such director’s annual cash and equity compensation for the period between the date of such election or appointment and the anticipated date of the next following annual meeting of the Company’s stockholders shall be granted in accordance with subsection B of this Policy but equitably adjusted by the board to reflect the date of such director’s election or appointment and the anticipated date of the next following annual meeting of the Company’s stockholders.

C.            Additional Terms

1.             All equity and equity-based awards under this Policy (including stock options, restricted stock and deferred stock units) shall be made under and pursuant to the Company’s 2010 Omnibus Long-Term Incentive Plan (“Plan”).  Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Plan.

2.             Deferred stock units are bookkeeping entries representing the equivalent of shares of the Company’s common stock.  Deferred stock units are paid in shares of the Company’s common stock on the effective date of the director’s retirement or removal from the board.

3.             All vesting under the equity grants described in this Policy immediately ceases upon cessation of service as a director for any reason.

4.             A director may not sell, transfer or otherwise dispose of any shares of restricted stock awarded under this Policy until they become vested; however, the director shall have the right to receive dividends with respect to such shares and to vote such shares prior to vesting.

5.             The exercise price for all stock options under this Policy shall be the Company’s closing stock price on the date of grant, or, if the date of grant is not a trading day, then the first trading day after the date of grant.

6.             For purposes of determining the number of stock options in a given grant, stock options shall be valued using the Black-Scholes method.

7.             The compensation described in this Policy is in addition to reimbursement of all out-of-pocket expenses incurred by directors in attending meetings of the board.

Effective July 16, 2010 (supersedes all prior Non-Employee Director Compensation Policies)